Filed Pursuant to Rule 424(b)(5)
Registration 333-211047

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 8, 2016.

Prospectus supplement

(To prospectus dated August 8, 2016)

VTTI Energy Partners LP

5,250,000 Common units

Representing limited partner interests

We are selling 5,250,000 common units representing limited partner interests in VTTI Energy Partners LP. The underwriters have agreed to purchase our common units from us at a price of $        per common unit, which will result in approximately $        million of proceeds to us (before offering expenses payable by us). The underwriters may offer our common units from time to time for sale in one or more transactions on the New York Stock Exchange (the “NYSE”), in the over-the-counter market, through negotiated transactions or otherwise at market prices or at negotiated prices. See “Underwriting.”

We have granted the underwriters an option to purchase up to 787,500 additional common units on the same terms and conditions as set forth above if the underwriters sell more than 5,250,000 common units in this offering. If the underwriters exercise the option in full, the total proceeds to us (before offering expenses payable by us) will be $        .

VTTI B.V., our indirect parent, and its affiliates have indicated an interest in purchasing up to $25 million of the common units offered hereby. These common units would be purchased from the underwriters at the price per common unit paid by the public in the initial distribution. The underwriters will not deduct any discounts or commissions from the price paid by VTTI B.V. and its affiliates and, as a result, we will receive the entire amount paid by VTTI B.V. and its affiliates for such units. However, there can be no assurance that VTTI B.V. or its affiliates will participate in this offering, and if it or its affiliates do participate, there can be no assurance as to the number of common units that they will purchase.

Our common units trade on the NYSE under the symbol “VTTI.” The last reported sale price of our common units on the NYSE on August 5, 2016 was $20.49 per common unit.

Investing in our common units involves risks. You should carefully consider the risk factors described under “Risk Factors” on page S-18 of this prospectus supplement and the other risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus before you make an investment in our common units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about                     , 2016 through the book-entry facilities of The Depository Trust Company.

J.P. Morgan	BofA Merrill Lynch

The date of this prospectus supplement is                     , 2016.

In making your investment decision, you should rely only on the information contained in this prospectus supplement, the accompanying prospectus, the documents we have incorporated by reference in this prospectus supplement and the accompanying prospectus, and any “free writing prospectus” we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone else to give you different information. You should not assume that the information in this prospectus supplement, the accompany prospectus, the documents we have incorporated by reference in this prospectus supplement and the accompanying prospectus, or any “free writing prospectus” we may authorize to be delivered to you is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since such date.

About this prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common units. Generally, when we refer to the “prospectus,” we refer to both parts combined. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Before you invest in our securities, you should carefully read this prospectus supplement, the accompanying prospectus and documents we have incorporated by reference in this prospectus supplement and the accompanying prospectus (including the documents described under the heading “Where You Can Find More Information” in both this prospectus supplement and the accompanying prospectus) and any additional information you may need to make your investment decision.

We are offering to sell the common units, and are seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the common units and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Where you can find more information

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus supplement. This prospectus supplement does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus supplement, you may wish to review the full registration statement, including the exhibits attached thereto. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s website at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our registration statement can also be inspected and copied at the offices of the New York Stock Exchange.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, we are required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website is located at www.vttienergypartners.com, and we expect to make our annual reports on Form 20-F and our periodic reports filed with or furnished to the SEC available, free of charge, as soon as reasonably practicable after those reports are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports on Form 10-Q or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information.

Incorporation by reference

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2015 filed with the SEC on April 29, 2016 (our “2015 Annual Report”);

•	our reports on Form 6-K furnished to the SEC on May 4, 2016 and August 8, 2016;

•	all subsequent annual reports on Form 20-F filed prior to the termination of this offering;

•

all subsequent reports on Form 6-K furnished to the SEC prior to the termination of this offering that we identify in such current reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•

the description of our common units contained in our Registration Statement on Form 8-A (File No. 001-36574), filed with the SEC on July 28, 2014, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. We will also provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of our common units, a copy of any document incorporated by reference in this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the “Investor Relations” section of our website at www.vttienergypartners.com. Requests for such information should be made to us at the following address:

VTTI Energy Partners LP

25-27 Buckingham Palace Road

London, SW1W 0PP, United Kingdom

+44 20 3772 0100

Forward-looking statements

This prospectus and the documents we incorporate by reference contain certain forward-looking statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto. All such statements are “forward-looking statements.” Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. These forward-looking statements reflect management’s current views only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, unitholders are cautioned not to rely on any forward-looking statements.

Forward-looking statements appear in a number of places in this prospectus and the documents we incorporate by reference and include statements with respect to, among other things:

•	future operating or financial results and future revenues and expenses;

•	our ability to consummate the Acquisition described below;

•	our ability to increase distributions;

•	our future financial condition and liquidity;

•	significant interruptions in the operations of our customers;

•	future supply of, and demand for, refined petroleum products and crude oil;

•	our ability to renew or extend terminaling services agreements;

•	the credit risk of our customers;

•	our ability to retain our key customers, including Vitol;

•	operational hazards and unforeseen interruptions, including interruptions from terrorist attacks, hurricanes, floods or severe storms;

•	volatility in energy prices;

•	competition from other terminals;

•	changes in trade patterns and the global flow of oil;

•	future or pending acquisitions of terminals or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	the ability of our customers to obtain access to shipping, barge facilities, third party pipelines or other transportation facilities;

•	maintenance or remediation capital expenditures on our terminals;

•	environmental and regulatory conditions, including changes in such laws relating to climate change or greenhouse gases;

•	health and safety regulatory conditions, including changes in such laws;

•	costs and liabilities in responding to contamination at our facilities;

•	our ability to obtain financing;

•	restrictions in our credit facilities and debt agreements, including expected compliance and effect of restrictive covenants in such facilities and debt agreements;

•	fluctuations in currencies and interest rates;

•	the adoption of new derivatives regulations or modifications to existing regulations by the U.S. Commodity Futures Trading Commission;

•	our ability to retain key officers and personnel;

•

the expected cost of, and our ability to comply with, governmental regulations and self-regulatory organization standards, as well as standard regulations imposed by our customers applicable to our business

•	risks associated with our international operations;

•	compliance with the U.S. Foreign Corrupt Practices Act or the U.K. Bribery Act;

•	risks associated with VTTI’s potential business activities involving countries, entities, and individuals subject to restrictions imposed by U.S. or other governments;

•	tax liabilities associated with indirect taxes on the products we service; and

•	other factors listed from time to time in the reports and other documents that we file with the SEC.

Factors that might cause future results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to:

•	continued low prices for petroleum products and crude oil;

•	significant interruptions of the operations of our customers, which may adversely affect our customers’ performance of their obligations under our terminaling services agreements and other contracts;

•	general economic downturns, which could result in reduced future supply of, and demand for, refined petroleum products and crude oil, upon which our financial results are dependent;

•	our ability to renew or extend our existing terminaling services agreements;

•	our dependence on Vitol and a relatively limited number of other key customers for a significant portion of our revenues;

•	risks inherent in our customers’ operation of ships, including interruptions from severe weather, for which we may not be adequately insured;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	economic and regulatory factors affecting incentives for our customers to hold positions in crude oil and refined petroleum products;

•	our competitors’ ability to provide services similar to ours at a lower rate;

•	our strategy of expansion of existing assets and acquisition of new assets may not result in expected revenue increases and may expose us to additional economic and regulatory risks;

•	our growth may be limited by a lack of economically feasible targets for acquisition;

•	VTTI’s ability to perform under guarantees and indemnities;

•	estimated future maintenance and replacement capital expenditures;

•	the expected cost of, and our ability to comply with, environmental, health and safety laws;

•	risks inherent in handling refined petroleum products and crude oil, including the discharge of pollutants;

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our ability to obtain financing to fund capital expenditures, acquisitions and other corporate activities, funding by banks of their financial commitments, and our ability to meet our obligations under our credit facilities;

•	fluctuations in currencies, exchange rates and interest rates;

•	our ability to attract and retain key personnel management;

•

risks inherent in international operations, including terrorist acts, political unrest, governmental corruption, the inability to repatriate income and other forms of government regulation and economic conditions that are beyond our control;

•	our ability to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and other similar statutes;

•	risks inherent to our organizational structure, including our obligation to distribute all of our available cash and potential conflicts of interest of our general partner and its affiliates;

•	the anticipated taxation of our partnership and distributions to our unitholders;

•	future sales of our common units in the public market;

•	potential liability from future litigation; and

•

other factors discussed in the “Risk Factors” section of this prospectus supplement and in the “Risk Factors” described in our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the SEC on April 29, 2016, which is incorporated herein by reference.

We undertake no obligation to update any forward-looking statement after the date on which such statement is made, whether as a result of new information, future events, a change in our views or expectations or otherwise, except as required by applicable law. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. We make no prediction or statement about the performance of our common units or other securities.

Summary

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. You should read the entire prospectus carefully, including the historical financial statements and the notes to those financial statements incorporated herein by reference, before investing in our common units. Unless otherwise noted, the information presented in this prospectus assumes that the underwriters’ option to purchase additional common units is not exercised. You should read “Risk Factors” beginning on page S-18 of this prospectus supplement and beginning on page 5 of our 2015 Annual Report for more information about important risks that you should consider carefully before buying our common units. Unless otherwise indicated, all references to “dollars”, “US$” and “$” in this prospectus are to, and amounts are presented in, U.S. Dollars and all references to “€” in this prospectus are to, and amounts are presented in, Euros.

Unless the context otherwise requires, references in this prospectus to “VTTI Energy Partners LP,” “the “Partnership,” “we,” “our,” “us” or similar terms refer to VTTI Energy Partners LP, a Marshall Islands limited partnership, and its subsidiaries, including VTTI MLP B.V., a company incorporated under the laws of the Netherlands. VTTI MLP B.V., or VTTI Operating, owns, directly or indirectly, 100% of the interests in the entities that own our terminal facilities located in Amsterdam, Netherlands, Belgium, Malaysia and the United States and 90% of the interests in our terminal facilities located in Rotterdam, Netherlands and United Arab Emirates. References in this prospectus to “our general partner” refer to VTTI Energy Partners GP LLC, a Marshall Islands limited liability company and the general partner of the Partnership. References in this prospectus to “VTTI Holdings” refer to VTTI MLP Holdings Ltd., a company incorporated in the United Kingdom and a wholly-owned subsidiary of the Partnership. References in this prospectus to “VTTI” refer to VTTI B.V., a company incorporated under the laws of the Netherlands and our indirect parent. References in this prospectus to “Vitol” refer to Vitol Holding B.V., a company incorporated in the Netherlands and its affiliates. VTTI is indirectly owned by Vitol Holding B.V., its affiliates and its investment partners in Vitol Investment Partnership Limited, which we refer to as “VIP.”

Overview

We are a fee-based, growth-oriented publicly traded limited partnership formed in April 2014 by VTTI, one of the world’s largest independent energy terminaling businesses, to own, operate, develop and acquire refined petroleum product and crude oil terminaling and related energy infrastructure assets on a global scale. Our assets as of June 30, 2016, consist of a 42.6% interest in VTTI Operating, which owns a portfolio of 6 terminals with 396 tanks and 35.7 million barrels of refined petroleum product and crude oil storage capacity located in Europe, the Middle East, Asia, and North America. Our network of terminal facilities represents one of the largest independent portfolios of refined petroleum product and crude oil terminaling assets in the world when measured by total storage capacity.

Our terminals

Our terminals are generally located in major international supply and demand centers for refined petroleum products and crude oil and provide critical midstream infrastructure services to our customers at these key international market hubs. A variety of transportation interconnections are available to move our customers’ products to and from our terminal facilities such as ships and barges, roads, railroads and pipelines. The following table sets forth information regarding our terminals as of June 30, 2016:

Terminal location	Year constructed/ acquired	Products	Gross storage capacity (Mmbbls)	# of tanks	Maximum draft (feet)	Connectivity
EUROPE
Amsterdam, The Netherlands	2006	Refined Petroleum Products	8.6	210	46	Ship, barge, road, railroad
Rotterdam, The Netherlands(1)	2006	Refined Petroleum Products	7.0	28	69	Ship, barge, road, railroad, pipeline
Antwerp, Belgium	2010	Crude Oil, Refined Petroleum Products, LPG	4.3	46	46	Ship, barge, road, railroad, pipeline

MIDDLE EAST
Fujairah, United Arab Emirates(2)	2007	Crude Oil, Refined Petroleum Products	7.4	47	54	Ship, barge, road, pipeline

ASIA

Johore, Malaysia Phase One	2012	Refined Petroleum Products	5.6	41	56	Ship, barge, road

NORTH AMERICA
Seaport Canaveral, United States of America	2010	Refined Petroleum Products	2.8	24	39	Ship, barge, road, pipeline
TOTAL			35.7	396

(1)	VTTI Operating indirectly owns 90% of the economic interest in the Rotterdam terminal; SK Terminal B.V. owns the remaining 10%.

(2)	VTTI Operating indirectly owns 90% of the economic interest in the Fujairah terminal; Fujairah Petroleum Co. owns the remaining 10%.

Our pending acquisition

On August 8, 2016, our wholly-owned subsidiary, VTTI Holdings, entered into a Purchase and Sale Agreement with VTTI MLP Partners B.V., a wholly-owned subsidiary of VTTI (the “Purchase and Sale Agreement”) pursuant to which we will acquire an additional 8.4% economic interest in VTTI Operating and associated pro-rata net debt from VTTI MLP Partners B.V. for cash consideration of $96.2 million (the “Purchase Price”), subject to customary closing conditions (the “Acquisition”).

The Acquisition and its Purchase Price were approved by the board of directors of our general partner and the conflicts committee of the board of directors (the “conflicts committee”). The conflicts committee retained an outside financial advisor to assist it in evaluating the Acquisition and the purchase price offered by VTTI. In determining that entry into the Purchase and Sale Agreement and the consummation of the Acquisition is in our best interests, the conflicts committee engaged and obtained the views of the financial advisor as to the fairness of the Purchase Price and the fair value of the economic interest in VTTI Operating. The conflicts committee reviewed and discussed the potential terms of the Acquisition with the financial advisor.

We intend to use a portion of the net proceeds of this offering, and the related capital contribution to us by our general partner, to fund the Purchase Price for the Acquisition.

We expect the Acquisition to close on September 1, 2016, subject to the satisfaction of customary closing conditions. If these conditions are not satisfied or waived, we will not complete the Acquisition. This offering is not conditioned on the closing of the Acquisition. The Acquisition may not close as anticipated or it may close with adjusted terms. Please read “Risk Factors” for further information. If the Acquisition does not close, we will use the net proceeds from this offering and the related capital contribution to us by our general partner for general partnership purposes. See “Risk Factors—The pending Acquisition may not close as anticipated or may close with adjusted terms.”

The acquisition of the additional economic interests in VTTI Operating is expected to be accretive to the Partnership’s distributable cash flow and to implement the Partnership’s strategy to deliver distribution growth to its unitholders. The Partnership’s announcement on July 25, 2016 of a quarterly distribution of $0.3204 per unit (corresponding to an annualized distribution of $1.2816 per unit) for the second quarter of 2016 represented an increase of 3.1% as compared to the Partnership’s quarterly distribution of $0.31085 for the first quarter of 2016. Any future increases in our distributions would be conditioned upon, among other things, the closing of the Acquisition, the approval of such increases by our board of directors and the absence of any material adverse developments or potentially attractive opportunities that would make such future increases inadvisable.

Our ROFO assets

At the time of our initial public offering in August 2014 (our “IPO”), we entered into an omnibus agreement with VTTI pursuant to which VTTI granted us a right of first offer on the remaining ownership of VTTI Operating and all other currently owned and future terminaling and related energy infrastructure assets held by VTTI. We refer to these rights as our “ROFO Assets.” Pursuant to this right, for as long as VTTI retains its ownership interest in our general partner, VTTI will be required to offer us the first opportunity to acquire the ROFO Assets if it decides to sell any of them. The consummation and timing of any acquisition of assets owned by VTTI will depend upon, among other things, VTTI’s willingness to offer the asset for sale and obtain any necessary third party consents, the determination that the asset is suitable for our business at that particular time, our ability to agree on a mutually acceptable price, our ability to negotiate an acceptable purchase agreement with respect to the asset and our ability to obtain financing on acceptable terms. While VTTI is not obligated to sell us any assets or promote and support the successful execution of our growth plan and strategy, we believe that VTTI’s significant economic stake in us provides it with a strong incentive to do so. Other than the Purchase and Sale Agreement, we do not have a current agreement or understanding with VTTI to purchase any ROFO Assets.

VTTI owns the following refined petroleum product and crude oil terminaling assets as of June 30, 2016 that may be suitable to our operations in the future:

Terminal location	Year constructed/ acquired	Products	Gross storage capacity (Mmbbls)(1)	# of tanks	Maximum draft (feet)	Connectivity
Ventspils, Latvia(1)	2007	Crude Oil, Refined Petroleum Products	7.5	105	49	Ship, road, railroad, pipeline
Vasiliko, Cyprus(2)	2014	Refined Petroleum Products	3.4	28	59	Ship, barge, road
Buenos Aires, Argentina	1996	Refined Petroleum Products	1.4	24	34	Ship, barge, road
Mombasa, Kenya	2012	Refined Petroleum Products	0.7	10	43	Ship, barge, pipeline
Kaliningrad, Russia	2005	Refined Petroleum Products	0.3	7	28	Ship, barge, road, railroad
Lagos, Nigeria(3)	2010	Refined Petroleum Products	0.1	2	36	Ship, barge, road
Johore, Malaysia Phase Two(4)	2015	Refined Petroleum Products	1.6	12	56	Ship, barge, road
Fujairah, United Arab Emirates Phase 3(5)	Under construction	Refined Petroleum Products	2.7	5	54	Ship, barge, road, pipeline
Cape Town, South Africa(6)	Under construction	Refined Petroleum Products	0.8	12	39	Ship, barge, road, pipeline

TOTAL			18.5	205

(1)	VTTI indirectly owns 49% of the economic interest in the Latvia terminal; AS Ventspils Nafta owns the remaining 51%.

(2)	The Vasiliko terminal became operational in November 2014.

(3)	VTTI indirectly owns 50% of the economic interest in the Nigeria terminal; Nigeria Industrial and Domestic Gas Company Limited owns the remaining 50%.

(4)	Johore, Malaysia Phase 2 (“ATB Phase 2”) assets are legally owned by our subsidiary ATB Tanjung Bin Sdn. Bhd. but are currently for the economic benefit of VTTI. See “Item 7 Major Unitholders and Related Party Transactions – B. Related Party Transactions” of our 2015 Annual Report.

(5)	VTTI Operating indirectly owns 90% of the economic interest in Fujairah, United Arab Emirates Phase 3; Fujairah Petroleum Co. owns the remaining 10%.

(6)	VTTI indirectly owns 70% of the economic interest in the Cape Town terminal, and Thebe Energy Proprietary Limited and Jicaro Proprietary Limited own the remaining 15% and 15%, respectively.

Recent financial results

On August 8, 2016, we announced our preliminary financial results for the quarter ended June 30, 2016, during which we generated revenues of $76.4 million, operating income of $30.1 million and net income of $17.2 million, compared to revenues of $70.9 million, operating income of $28.5 million and net income of $20.3 million for the quarter ended June 30, 2015.

The increase in our revenues and operating income for the quarter ended June 30, 2016 compared to the quarter ended June 30, 2015 was primarily due to $3.5 million of revenue from ATB Phase 2, which became operational in the third quarter of 2015, and additional revenue of $1.8 million at our Amsterdam terminal resulting from a combination of increased tank rental rates and new customers. The increase in revenues was offset by an increase in total operating expenses of $3.9 million, which was primarily due to an increase in operational related expenses and higher depreciation expense. The decrease in net income was primarily due to an overall increase in other expenses and an increase in deferred income tax expense for the quarter ended June 30, 2016 compared to the quarter ended June 30, 2015.

Our independent registered public accounting firm has not performed a review of our financial information for the three months ended June 30, 2016. As a result, the preliminary results for the three months ended June 30, 2016 set forth above may be subject to change.

Other recent developments

On July 25, 2016, our general partner’s board of directors declared a quarterly cash distribution, for the quarter ended June 30, 2016, of $0.3204 per common and subordinated unit, which will be paid on August 12, 2016 to all unitholders of record as of August 8, 2016. This distribution represents an increase of $0.00955 per unit, or 3.1%, over the distribution paid in respect of the first quarter of 2016. Since our IPO, we have increased our quarterly distribution level to our unitholders by 22.1% over our minimum quarterly distribution. Purchasers of common units in this offering will not be entitled to receive the second quarter distribution.

Our relationship with Vitol

One of our principal strengths is our relationship with Vitol. Vitol, founded in 1966, formed VTTI in 2006, created a joint venture with MISC Berhad, a Malaysian company (“MISC”) at VTTI’s Malaysian terminal in 2008, and added MISC as an equal partner in VTTI in 2010. In November 2015, MISC sold its 50% interest in VTTI to VIP. Vitol is one of the world’s largest independent energy traders, trading over 5 million barrels of refined petroleum products and crude oil every day. Vitol has maintained a private, investment grade credit rating from at least one of the major credit rating agencies since 1994 and has rapidly expanded into a broad group of complementary businesses engaged in finding, extracting, refining, trading, storing and transporting resources. Vitol employs more than 5,400 people globally and has approximately 40 offices worldwide. Our relationship with Vitol also is the source of the majority of our revenues, representing 76%, 77% and 76% of our revenues for the years ended December 31, 2015, 2014 and 2013 respectively. Our relationship with Vitol provides us with unique market insights into global industry dynamics, product flows and customer demand.

Our business strategies

Our primary business objective is to generate stable cash flows that enable us to pay the minimum quarterly distribution to our unitholders and to increase our quarterly cash distributions over time. We intend to accomplish this objective by executing the following business strategies:

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Procure long-term, fee-based, take-or-pay agreements.    We are focused on generating stable and predictable cash flows by providing fee-based, take-or-pay terminaling services to our customers under long-term agreements. Contracts in our industry typically have a duration of two to four years. We do not have direct commodity price exposure because we do not own the underlying commodities being stored at our terminals and do not engage in the trading of any commodities.

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Pursue growth through strategic acquisitions of additional energy infrastructure assets from VTTI.    We plan to pursue accretive acquisitions of additional energy infrastructure assets that VTTI may offer us in the future. We have entered into an omnibus agreement under which VTTI will offer us the right to acquire additional assets that it currently owns or will own in the future, including additional equity interests in VTTI Operating, before offering to sell any such assets to any third party. VTTI is currently in varying stages of evaluation and development of numerous additional terminaling projects, and we believe such projects may provide growth opportunities for us in the future.

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Capitalize on international terminaling market fragmentation through strategic acquisitions from third parties.    We believe that the terminaling business outside the United States is highly fragmented and presents an attractive opportunity for large scale, well-capitalized companies to capture significant market share, achieve economies of scale and build brand equity. We will attempt to use our industry knowledge, network of customers and strategic asset base to identify and acquire third-party assets. We intend to pursue such acquisition opportunities both independently and jointly with VTTI or third parties, particularly when the third party partners have expertise in certain industries or geographies. We believe that our base of operations provides multiple platforms for strategic growth through acquisitions. If we acquire such assets, we will seek to operate the acquired assets or businesses more efficiently and competitively, thereby increasing our revenue and cash flow.

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Pursue organic development opportunities and greenfield construction projects.    Our assets are generally located in the major international supply and demand centers for refined petroleum products and crude oil and have a high degree of interconnectivity and physical integration with major refinery complexes. We will continually evaluate organic development opportunities to expand the capacity of our existing assets, which can be accomplished at several of our terminals without purchasing additional property. Additionally, since 2006, VTTI has designed, constructed and contracted terminal storage of approximately 34.3 million barrels through greenfield and brownfield construction. We will continue to pursue development of new terminals independently of, or in partnership with, VTTI in order to meet increasing demand for our services.

•

Continuous enhancement of customer service to retain our competitive position.    Our terminals have been constructed with our customers’ business objectives in mind. Accordingly, we strive to maximize the utilization of our terminals by providing access to multiple modes of transportation, advanced blending and loading technology and high capacity throughput and storage equipment such as tanks, pumps and berths in order to provide our customers with maximum flexibility and optionality. Furthermore, we continually seek to identify and pursue opportunities to increase our utilization, improve our operating efficiency and expand our service offerings to our customers.

•

Maintain sound financial practices and flexibility to ensure our long-term viability.    We are committed to disciplined financial practices and a balanced capital structure, which we believe will serve the long-term interests of our unitholders. We believe our conservative capital structure, when combined with our stable, fee-based cash flows, should afford us efficient access to capital markets at a competitive cost of capital

Principal executive offices

The Partnership was formed under the laws of the Republic of the Marshall Islands and we maintain our principal executive offices at 25-27 Buckingham Palace Road, London, SW1W 0PP, United Kingdom. The Partnership’s telephone number at that address is +44 20 3772 0110. The Partnership’s agent for service of process in the United States is Watson Farley & Williams LLP. The address of Watson Farley & Williams LLP is 250 West 55th Street, New York, New York 10019.

Organizational and ownership structure after this offering

At the closing of this offering, we will receive $                     million from our general partner for 107,142 general partner units to allow it to maintain its 2.0% general partner interest in us (or $                     million for 123,214 general partner units if the underwriters exercise in full their option to purchase additional common units). The sale of general partner units is not part of this offering. The following table and diagram depict our simplified organizational and ownership structure after giving effect to the offering, the sale of general partner units and the Acquisition, assuming no exercise of the underwriters’ option to purchase additional common units:

(1)	VTTI B.V., our indirect parent, and its affiliates have indicated an interest in purchasing up to $25 million of the common units offered hereby. These common units would be purchased from the underwriters at the price per common unit paid by the public in the initial distribution. The underwriters will not deduct any discounts or commissions from the price paid by VTTI B.V. and its affiliates and, as a result, we will receive the entire amount paid by VTTI B.V. and its affiliates for such units. However, there can be no assurance that VTTI B.V. or its affiliates will participate in this offering, and if it or its affiliates do participate, there can be no assurance as to the number of common units that they will purchase.
(2)	VTTI Operating owns 100% of the operating companies, except for VTTI Fujairah Terminals Ltd, 10% of which is owned by Fujairah Petroleum Co., and Euro Tank Terminal B.V., ETT Pipeline Operations B.V. and ETT Jetty Operations B.V., of which 10% of each are owned by SK Terminal B.V.

	Number of units	Percentage ownership
Public Common Units	25,375,000	54.4%
Stichting Administratiekantoor VTTI Common Units(1)	220,500	0.5%
VTTI MLP Partners B.V. Subordinated Units	20,125,000	43.1%
General Partner Units	933,071	2.0%

	46,653,571	100.0%

(1)	On April 27, 2016, the Partnership entered into a Subscription Agreement (the “Subscription Agreement”) with Stichting Administratiekantoor VTTI, a foundation incorporated under the laws of the Netherlands (the “Foundation”) in connection with the VTTI Energy Partners 2014 Long-Term Incentive Plan (the “LTIP”). Pursuant to the Subscription Agreement, on May 2, 2016, the Partnership issued 220,500 common units to the Foundation in consideration for the Foundation’s promise to subsequently issue depositary receipts with respect to common units of the Partnership to be held in trust by the Foundation and distribution equivalent rights to certain employees, consultants and directors of the general partner of the Partnership and its affiliates (the “Participants”). The depositary receipts and distribution equivalent rights were issued pursuant to the LTIP. The Foundation will hold such common units on behalf of the Participants and will not transfer the common units to any other person until such time as the depositary receipts have vested.

The offering

Issuer	VTTI Energy Partners LP

Common units offered by us	5,250,000 common units (6,037,500 common units, if the underwriters exercise in full their option to purchase up to 787,500 additional common units).

VTTI B.V., our indirect parent, and its affiliates have indicated an interest in purchasing up to $25 million of the common units offered hereby. These common units would be purchased from the underwriters at the price per common unit paid by the public in the initial distribution. The underwriters will not deduct any discounts or commissions from the price paid by VTTI B.V. and its affiliates and, as a result, we will receive the entire amount paid by VTTI B.V. and its affiliates for such units. However, there can be no assurance that VTTI B.V. or its affiliates will participate in this offering, and if it or its affiliates do participate, there can be no assurance as to the number of common units that they will purchase.

Units outstanding after this offering	25,595,500 common units (26,383,000 common units, if the underwriters exercise in full their option to purchase up to 787,500 additional common units), 20,125,000 subordinated units and 933,071 general partner units (949,143 general partner units, if the underwriters exercise in full their option to purchase up to 787,500 additional common units).

Use of proceeds	We intend to use approximately $96.2 million of the net proceeds from this offering of common units and the related capital contribution to us by our general partner to fund the Purchase Price for the Acquisition. The remainder of the net proceeds will be used for general partnership purposes. The proceeds from any exercise of the underwriters’ option to purchase additional common units will be used for general partnership purposes. Until we apply the net proceeds for the purposes described above, we may invest them in short-term liquid investments. If the Acquisition does not close, we will use the net proceeds from this offering and the related capital contribution to us by our general partner for general partnership purposes. See “Use of Proceeds.”

Exchange listing	Our common units are listed on the NYSE under the symbol “VTTI.”

U.S. federal income tax considerations	Although we are organized as a partnership, we have elected to be treated as a corporation solely for U.S. federal income tax purposes. Consequently, all or a portion of the distributions you receive from us will constitute dividends for such purposes. The remaining portion of such distributions will be treated first as a non-taxable return of capital to the extent of your tax basis in your common units and, thereafter, as capital gain. For a discussion of other material U.S. federal income tax consequences that may be relevant to certain prospective unitholders who are citizens or residents of the United States, see “Certain United States Federal Income Tax Considerations” in this prospectus supplement and “Material United States Federal Income Tax Considerations” in the accompanying base prospectus.

Non-U.S. tax considerations	We and our general partner have been organized under the laws of the Republic of the Marshall Islands and are managed and controlled in the United Kingdom. VTTI Operating has been organized under the laws of the Netherlands.

For a discussion of material Marshall Islands, Dutch and U.K. income tax considerations that may be relevant to prospective unitholders, see “Non-United States Tax Considerations.”

Risk factors

Any investment in our common units involves a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” starting on page 5 of our 2015 Annual Report incorporated herein by reference before investing in our common units. For further details, see “Where You Can Find Additional Information” and “Incorporation by Reference.”

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay distributions and lower the trading price of our common units. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

The pending acquisition may not close as anticipated or may close with adjusted terms.

We intend to use the net proceeds from this offering to fund the aggregate purchase price for the Acquisition, as described under “Summary—Recent Developments. We expect the Acquisition to close on September 1, 2016, subject to customary closing conditions. If these conditions are not satisfied or waived, we will not complete the Acquisition. Certain of the conditions that remain to be satisfied include, but are not limited to:

•	the continued accuracy of the representations and warranties contained in the Purchase and Sale Agreement;

•	the performance by each party of its covenants under the Purchase and Sale Agreement;

•	the absence of any investigation, inquiry, proceeding or claim relating to the validity, invalidity or legality of the Purchase and Sale Agreement and its consummation;

•	the Conflicts Committee of our general partner’s board of directors shall not have withdrawn its approval of the Acquisition;

•	the execution of certain agreements related to the consummation of the Acquisition.

We cannot assure you that the Acquisition will close on our expected timeframe, or at all, or close without material adjustments. In addition, the closing of this offering is not conditioned on the consummation of the Acquisition. Therefore, upon the closing of this offering, you will become a holder of our common units regardless of whether either the Acquisition is consummated, delayed or terminated. If the Acquisition is not consummated, we will use the net proceeds from this offering for customary partnership purposes, over which our management will have broad discretion and could apply the proceeds in ways that you or other unitholders may not approve. Accordingly, if you decide to purchase common units in this offering, you should be willing to do so whether or not we complete the Acquisition.

The results of the United Kingdom’s referendum on withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business, which could reduce the price of our common units.

We are a multinational company with worldwide operations, including significant business operations in Europe. In June 2016, a majority of voters in the United Kingdom elected to withdraw from the European Union in a national referendum. The referendum was advisory, and the terms of any withdrawal are subject to a negotiation period that could last at least two years after the government of the United Kingdom formally initiates a withdrawal process. Nevertheless, the referendum has created significant uncertainty about the future relationship between the United Kingdom and the European Union, and has given rise to calls for the governments of other European Union member states to consider withdrawal.

These developments, or the perception that any of them could occur, have had and may continue to have a material adverse effect on global economic conditions and the stability of global financial markets, and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Asset valuations, currency exchange rates and credit ratings may be especially subject to increased market volatility. Lack of clarity about future United Kingdom laws and regulations as the United Kingdom determines which European Union laws to replace or replicate in the event of a withdrawal, including financial laws and regulations, tax and free trade agreements, environmental, health and safety laws and regulations and employment laws, could depress economic activity and restrict our access to capital. If the United Kingdom and the European Union are unable to negotiate acceptable withdrawal terms or if other European Union member states pursue withdrawal, barrier-free access between the United Kingdom and other European Union member states or among the European economic area overall could be diminished or eliminated. Any of these factors could have a material adverse effect on our business, financial condition and results of operations and reduce the price of our common units.

Use of proceeds

We expect to receive net proceeds of approximately $         million from the sale of common units we are offering (or $         million if the underwriters exercise in full their option to purchase 787,500 additional common units), after deducting estimated offering expenses payable by us. We will also receive approximately $                         million of proceeds from the capital contribution to us by our general partner (or $                         million if the underwriters’ option to purchase additional common units is exercised in full) to maintain its 2% general partner interest in us.

We intend to use a portion of the net proceeds from this offering of common units and the related capital contribution to us by our general partner to fund the Purchase Price for the Acquisition. The remainder of the net proceeds will be used for general partnership purposes. Until we apply the net proceeds for the purposes described above, we may invest them in short-term liquid investments. If the Acquisition does not close, we will use the net proceeds from this offering and the related capital contribution to us by our general partner for general partnership purposes.

The proceeds from any exercise of the underwriters’ option to purchase additional common units will be used for general partnership purposes.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2016:

•	on an actual basis; and

•

as adjusted to give effect to (i) the issuance and sale of common units in this offering and the capital contribution by our general partner to maintain its 2.0% general partner interest in us, assuming no exercise of the underwriters’ option to purchase additional units, resulting in net proceeds of approximately $        million (after deducting estimated offering expenses of $350,000) and (ii) the payment to VTTI MLP Partners B.V. of the Purchase Price. If the Acquisition does not close, we will use the net proceeds from this offering for general partnership purposes.

	June 30, 2016
	Actual	As adjusted
	(dollars in millions)

CASH
Cash and cash equivalents	$14.5	$

DEBT
Current installments of long-term debt, affiliates	7.4		7.4
Long-term debt(1)(2)	546.7		546.7
Long-term debt, affiliates	137.7		137.7
Total debt	691.8		691.8

PARTNERS’ CAPITAL
Common unitholders: 20,345,500 units issued and outstanding as of June 30, 2016; 25,595,500 units as adjusted	109.2
Subordinated unitholders: 20,125,000 units issued and outstanding as of June 30, 2016 and as adjusted	109.2
General partner: 825,929 units issued and outstanding as of June 30, 2016; 933,071 units as adjusted	4.5
Total partners’ capital	222.9

Accumulated other comprehensive loss	(9.4)
Non-controlling interest	429.3

Total equity	642.8
Total capitalization	1,334.6

(1)	At June 30, 2016, VTTI Operating had a €300 million revolving credit facility. The amounts outstanding as of June 30, 2016, 2016 include €45 million of Euro borrowings and $55 million of US Dollar borrowings.

(2)	Includes senior unsecured notes issued by VTTI Operating, with principal amounts of $245 million US Dollars and €180 million Euros.

Price range of common units and distributions

As of August 5, 2016 there were 20,345,500 common units outstanding, 20,125,000 of which were held by the public and 220,500 of which were held by Stichting Administratiekantoor VTTI, a foundation incorporated under the laws of the Netherlands. As of August 5, 2016, there were three holders of record of our common units. Our common units were first offered on the NYSE on August 1, 2014 at an initial price of $21.00 per unit. Our common units are traded on the NYSE under the symbol “VTTI.”

The following table sets forth, for the periods indicated, the high and low sales prices for our common units, as reported on the NYSE, and quarterly cash distributions declared per common unit. The last reported sale price of our common units on the NYSE on August 5, 2016 was $20.49 per unit.

	Price range		Cash distributions per common unit(1)
	High	Low
Year ended December 31, 2014(2)	$27.36	$21.46
Year ended December 31, 2015	27.71	17.26
Quarter ended September 30, 2014(3)	27.36	22.10	0.159783	(4)
Quarter ended December 31, 2014	26.11	21.46	0.2625
Quarter ended March 31, 2015	25.86	20.75	0.2719
Quarter ended June 30, 2015	27.71	23.86	0.2815
Quarter ended September 30, 2015	25.20	17.52	0.2925
Quarter ended December 31, 2015	27.01	17.26	0.3015
Quarter ended March 31, 2016	20.71	15.45	0.31085
Quarter ended June 30, 2016	21.74	17.98	0.3204	(5)
Month ended January 31, 2016	20.71	15.61
Month ended February 29, 2016	18.24	15.45
Month ended March 31, 2016	19.51	17.87
Month ended April 30, 2016	20.22	18.28
Month ended May 30, 2016	20.30	18.94
Month ended June 30, 2016	21.74	17.98
Month ended July 31, 2016	21.48	19.12
Month ended August 30, 2016(6)	20.76	19.36

(1)	Represents cash distributions attributable to the quarter.

(2)	For the period from August 1, 2014 through December 31, 2014.

(3)	For the period from August 1, 2014 through September 30, 2014.

(4)	Represents a prorated cash distribution for the period from August 6, 2014 to September 30, 2014, equivalent to our minimum quarterly distribution of $0.2625 per unit per quarter.

(5)	The distribution for the quarter ended March 31, 2016 will be paid on August 12, 2016 to all unitholders of record as of August 8, 2016.

(6)	For the period from August 1, 2016 through August 5, 2016.

Certain United States federal income tax considerations

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. Please read the risk factors included under the caption “Tax Risks” in our Annual Report on Form 20-F for the year ended December 31, 2015 and the discussion of the principal United States federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units under the caption “Material United States Federal Income Tax Considerations” in the accompanying base prospectus. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

Non-United States tax considerations

Marshall Islands tax considerations

The following discussion is based upon the opinion of Watson Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands and is applicable only to persons who are not citizens of, and do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or our other subsidiaries will, maintain offices or conduct business, transactions or operations in the Republic of the Marshall Islands, and because all documentation related to this offering has been and will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to our common units.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each unitholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of such unitholder.

United Kingdom tax consequences

The following is a discussion of the material U.K. tax consequences that may be relevant to prospective unitholders who are not (and have not been) resident in the United Kingdom for U.K. tax purposes, or “non-U.K. Holders.”

Prospective unitholders who are (or have been) resident in the United Kingdom for U.K. tax purposes are urged to consult their own tax advisors regarding the potential U.K. tax consequences to them of an investment in our common units.

The discussion that follows is based upon existing U.K. legislation and current HM Revenue & Customs practice as of the date of this prospectus, both of which may change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences of unit ownership described below.

Taxation of income and disposals

We are not required to withhold U.K. tax when paying distributions to unitholders.

Under U.K. taxation legislation, non-U.K. holders will not be required to pay tax in the United Kingdom on income or profits, including chargeable (capital) gains, in respect of the acquisition, holding, disposition or redemption of the common units, provided that:

•	such holders do not use or hold and are not deemed or considered to use or hold their common units in the course of carrying on a trade, profession or vocation in the United Kingdom; and

•	such holders do not have a branch or agency or permanent establishment in the United Kingdom to which such common units are used, held or acquired.

We have obtained confirmation from HM Revenue & Customs that unitholders should not be regarded as carrying on a trade in the United Kingdom and should not be required to pay tax in the United Kingdom merely by virtue of ownership of our common units.

Stamp taxes

No liability for stamp duty reserve tax should arise in connection with the issuance of units to unitholders or the transfer of units by unitholders.

Provided that the instrument of transfer is not executed in any part of the United Kingdom and does not relate to any property situated or to any matter or thing done or to be done in any part of the United Kingdom, no liabilities to U.K. stamp duty should arise in connection with the issue of units to unitholders or the transfer of units in our partnership.

Netherlands tax consequences

The following is a discussion of the material Netherlands tax consequences that may be relevant to prospective unitholders who are not and have not been resident of the Netherlands for Netherlands tax purposes and who are not subject to any Netherlands tax for any source or reason other than by virtue of their ownership of our common units.

Prospective unitholders who are, or have been, resident of the Netherlands for Netherlands tax purposes and/or subject to Netherlands tax for any source or reason other than by virtue of their ownership of our common units are urged to consult their own tax advisors regarding the potential Netherlands tax consequences to them of an investment in our common units.

The discussion that follows is based upon existing Netherlands legislation, case law and current Netherlands tax authorities’ practice and policy as of the date of this prospectus, both of which may change, possibly with retroactive effect. Changes in legislation, case law and the practice and policy of Netherlands tax authorities may cause the tax consequences to vary substantially from the consequences of unit ownership described below.

Distributions

We are not required to withhold Netherlands dividend withholding tax when making distributions to unitholders provided that the place of effective management of the following entities—VTTI Energy Partners GP LLC, VTTI Energy Partners LP and VTTI MLP Holdings Ltd—is not in the Netherlands for Netherlands tax purposes.

We have obtained an Advance Tax Ruling from the Netherlands tax authorities confirming that the place of effective management of these entities will be outside the Netherlands on the basis of our description of those entities’ envisaged organization, governance and management, as included in the ruling request. In addition, to comply with a condition of the Advance Tax Ruling we have informed the Netherlands tax authorities of relevant changes that have occurred since the receipt of the Advance Tax Ruling. Consequently, any distribution to unitholders should not be subject to Netherlands dividend withholding tax. Please read “—Advance Tax Ruling.”

Taxation of income and disposition of common units

Under Netherlands tax legislation, non-Netherlands resident unitholders will not be subject to tax in the Netherlands merely by virtue of their ownership of our common units. Consequently, under such circumstances, non-Netherlands resident unitholders will not be liable to any Netherlands taxation regarding the purchase, ownership or disposition of common units. Also, non-Netherlands resident unitholders are not required to file a Netherlands tax return in the Netherlands relating to their ownership of common units merely by virtue of their ownership of our common units. We have also obtained an Advance Tax Ruling from the Netherlands tax authorities confirming this tax treatment. Please read “—Advance Tax Ruling.”

Advance tax ruling

We concluded an Advance Tax Ruling with the Netherlands tax authorities with a term of five years starting from the day of the IPO and with an understanding to prolong the Advance Tax Ruling for another period of five years, unless the relevant facts and circumstances have changed or in case of a relevant amendment of the law.

The Advance Tax Ruling is a legally binding agreement between us and the Netherlands tax authorities. In the Advance Tax Ruling we obtained advance certainty from the Netherlands tax authorities that under the present Netherlands taxation legislation, and based on our description of the relevant facts and circumstances as included in the ruling request, non-Netherlands resident common unitholders will not be subject to Netherlands non-resident tax merely by virtue of their ownership of our common units. It has also been agreed that we are not required to withhold Netherlands dividend withholding tax on distributions made to unitholders provided that the place of effective management of the following entities—VTTI Energy Partners GP LLC, VTTI Energy Partners LP and VTTI MLP Holdings Ltd—is and will continue to be outside the Netherlands, which place of effective management has been confirmed to be outside the Netherlands on the basis of our description of those entities’ envisaged organization, governance and management as included in the ruling request.

In the Advance Tax Ruling, concluded on the basis of our description of the relevant facts and circumstances as included in the ruling request, we obtained advance certainty from the Netherlands tax authorities that under the present Netherlands taxation legislation dividend distributions and repayments of equity made by VTTI MLP B.V. to its shareholder VTTI MLP Holdings Ltd are exempt from Netherlands dividend withholding tax and that any benefit, including capital gains and dividend income, derived from our operating subsidiaries by VTTI MLP B.V. should be exempt from Netherlands taxation pursuant to the Netherlands participation exemption.

In the Advance Tax Ruling, concluded on the basis of our description of the envisaged organization, governance and management as included in the ruling request, we obtained advance certainty from the Netherlands tax authorities that we and our subsidiary VTTI MLP Holdings Ltd will not be regarded as Netherlands tax residents and, as a result, will not be subject to Netherlands corporate income tax.

In addition, to comply with a condition of the Advance Tax Ruling, we have informed the Netherlands tax authorities of relevant changes that have occurred since the receipt of the Advance Tax Ruling relating to our organization, governance and management.

Underwriting

J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as underwriters of the offering. Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common units set forth opposite its name below:

Underwriters	Number of common units
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	5,250,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the common units sold under the underwriting agreement if any of these common units are purchased.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the common units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common units, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters are purchasing the common units from us at $        per common unit (representing approximately $        million aggregate proceeds to us, before we deduct our out-of-pocket expenses of approximately $350,000, or approximately $        if the underwriters’ option to purchase additional common units described below is exercised in full). The underwriters may offer the common units from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the common units offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling common units to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of common units for whom they may act as agents or to whom they may sell as principal.

VTTI B.V., our indirect parent, and its affiliates have indicated an interest in purchasing up to $25 million of the common units offered hereby. These common units would be purchased from the underwriters at the price per common unit paid by the public in the initial distribution. The underwriters will not deduct any discounts or commissions from the price paid by VTTI B.V. and its affiliates and, as a result, we will receive the entire amount paid by VTTI B.V. and its affiliates for such units. However, there can be no assurance that VTTI B.V. or its affiliates will participate in this offering, and if it or its affiliates do participate, there can be no assurance as to the number of common units that they will purchase.

Option to purchase additional common units

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, subject to the conditions contained in the underwriting agreement, to purchase up to 787,500 additional common units at the price per common unit set forth on the cover page of this prospectus supplement.

No sales of similar securities

We, our general partner, our general partner’s officers and directors and our affiliates have agreed, subject to certain exceptions, not to sell or transfer any common units or securities convertible into, exchangeable for, exercisable for, or repayable with common units, for 60 days after the date of this prospectus supplement without first obtaining the written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common units,

•	sell any option or contract to purchase any common units,

•	purchase any option or contract to sell any common units,

•	grant any option, right or warrant for the sale of any common units,

•	lend or otherwise dispose of or transfer any common units,

•	request or demand that we file a registration statement related to the common units, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common units whether any such swap or transaction is to be settled by delivery of common units or other securities, in cash or otherwise.

This lock-up provision applies to common units and to securities convertible into or exchangeable or exercisable for or repayable with common units. It also applies to common units owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York stock exchange listing

The common units are listed on the New York Stock Exchange under the symbol “VTTI.”

Price stabilization, short positions

Until the distribution of the common units is completed, SEC rules may limit underwriter and selling group members from bidding for and purchasing our common units. However, the underwriters may engage in transactions that stabilize the price of the common units, such as bids or purchases to peg, fix or maintain that price in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

In connection with the offering, the underwriters may purchase and sell our common units in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common units than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common units described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common units or purchasing common units in the open market. In determining the source of common units to close out the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which it may purchase common units through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common units made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of our common units. As a result, the price of our common units may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common units. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic distribution

In connection with the offering, certain of the underwriters may distribute prospectuses by electronic means, such as e-mail.

Other relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, advisory and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to prospective investors in Hong Kong

The common units may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to prospective investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter has represented and agreed that this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common units may not be circulated or distributed, nor may the common units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in Section 275(2) of the SFA, pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common units are subscribed or purchased pursuant to an offer made in reliance on Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the common units under Section 275 except: (1) to an institutional investor pursuant to Section 274 of the SFA or to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law; (4) pursuant to Section 276(7) of the SFA or (5) as specified in Regulation 32 of the Securities and Futures (Offer of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common units may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common units without disclosure to investors under Chapter 6D of the Corporations Act.

The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Legal matters

Certain legal matters with respect to the offering will be passed upon for us by Latham & Watkins LLP, Houston, Texas. The validity of the securities and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by Watson Farley & Williams LLP. Certain legal matters with respect to the offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., Washington, DC.

Experts

The consolidated and combined carve-out financial statements of VTTI Energy Partners LP appearing in VTTI Energy Partners LP’s Annual Report (Form 20-F) for the year ended December 31, 2015 have been audited by Ernst & Young Accountants LLP, Boompjes 258, 3011 XZ Rotterdam, Netherlands, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated and combined carve-out financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Expenses

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, in connection with the issuance and distribution of the securities covered by this prospectus. All amounts are estimated, except the SEC registration fee and the FINRA fee.

SEC registration fee attributable to this offering	$10,833
FINRA filing fee attributable to this offering	16,323
NYSE listing fee	25,200
Legal fees and expenses	200,000
Accounting fees and expenses	60,000
Printing costs	15,000
Transfer agent fees and other	5,000
Miscellaneous	17,644
Total	$350,000

PROSPECTUS

VTTI Energy Partners LP

$500,000,000

Common Units Representing Limited Partner Interests

We may from time to time, in one or more offerings, offer and sell common units representing limited partner interests in VTTI Energy Partners LP described in this prospectus. We refer to the common units as the “securities.” The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $500 million.

We may offer and sell these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities and also may add, update or change information contained in this prospectus. The names of any underwriters and the specific terms of a plan of distribution will be stated in the prospectus supplement.

Our common units are traded on the New York Stock Exchange (the “NYSE”) under the symbol “VTTI.” We will provide information in the related prospectus supplement for the trading market, if any, for any securities that may be offered.

Investing in our securities involves risks. You should carefully consider the risk factors described under “Risk Factors” on page 6 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2016.

In making your investment decision, you should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this prospectus. We have not authorized anyone else to give you different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission (the “SEC”), incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may over time, in one or more offerings, offer and sell up to $500 million in total aggregate offering price of the securities described in this prospectus.

This prospectus provides you with a general description of VTTI Energy Partners LP and the securities that are registered hereunder that may be offered by us. Each time we sell any securities offered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. Any prospectus supplement may also add, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Before you invest in our securities, you should carefully read this prospectus, including the “Risk Factors,” any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” in both this prospectus and any prospectus supplement) and any additional information you may need to make your investment decision.

Unless the context otherwise requires, references in this prospectus to “VTTI Energy Partners LP,” “the “Partnership,” “we,” “our,” “us” or similar terms refer to VTTI Energy Partners LP, a Marshall Islands limited partnership, and its subsidiaries, including VTTI MLP B.V., a company incorporated under the laws of the Netherlands. VTTI MLP B.V., or VTTI Operating, owns, directly or indirectly, 100% of the interests in the entities that own our terminal facilities located in Amsterdam, Netherlands, Belgium, Malaysia and the United States and 90% of the interests in our terminal facilities located in Rotterdam, Netherlands and United Arab Emirates. References in this prospectus to “our general partner” refer to VTTI Energy Partners GP LLC, a Marshall Islands limited liability company and the general partner of the Partnership. References in this prospectus to “VTTI” refer to VTTI B.V., a company incorporated under the laws of the Netherlands and our indirect parent.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s website at www.sec.gov free of charge. Please call the SEC at 1-800- SEC-0330 for further information on public reference rooms. You may also obtain information about us at the offices of the NYSE at 20 Broad Street, New York, NY, 10005, or on our website at www.vttienergypartners.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, we are required to file with the SEC annual reports on Form 20-F within four months of our fiscal year- end, and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website, also provided above, will make our annual reports on Form 20-F and our periodic reports filed with the SEC available, free of charge, as soon as reasonably practicable after those reports are electronically filed with the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K.

However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2015 filed on April 29, 2016 (our “2015 Annual Report”);

•	all subsequent annual reports on Form 20-F filed prior to the termination of this offering;

•	all subsequent current reports on Form 6-K furnished prior to the termination of this offering that we identify in such current reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•	the description of our common units contained in our Registration Statement on Form 8-A (File No. 001-36574), filed with the SEC on July 28, 2014, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our website at www.vttienergypartners.com, or by writing or calling us at the following address:

VTTI Energy Partners LP

25-27 Buckingham Palace Road

London, SW1W 0PP, United Kingdom

+44 20 3772 0100

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than its respective date.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain certain forward-looking statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. These forward-looking statements reflect management’s current views only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, unitholders are cautioned not to rely on any forward-looking statements.

Forward-looking statements appear in a number of places in this prospectus and include statements with respect to, among other things:

•	future operating or financial results and future revenues and expenses;

•	our future financial condition and liquidity;

•	significant interruptions in the operations of our customers;

•	future supply of, and demand for, refined petroleum products and crude oil;

•	our ability to renew or extend terminaling services agreements;

•	the credit risk of our customers;

•	our ability to retain our key customers, including Vitol;

•	operational hazards and unforeseen interruptions, including interruptions from terrorist attacks, hurricanes, floods or severe storms;

•	volatility in energy prices;

•	competition from other terminals;

•	changes in trade patterns and the global flow of oil;

•	future or pending acquisitions of terminals or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	the ability of our customers to obtain access to shipping, barge facilities, third party pipelines or other transportation facilities;

•	maintenance or remediation capital expenditures on our terminals;

•	environmental and regulatory conditions, including changes in such laws relating to climate change or greenhouse gases;

•	health and safety regulatory conditions, including changes in such laws;

•	costs and liabilities in responding to contamination at our facilities;

•	our ability to obtain financing;

•	restrictions in our Credit Facilities and debt agreements, including expected compliance and effect of restrictive covenants in such facilities;

•	fluctuations in currencies and interest rates;

•	the adoption of derivatives legislation by Congress;

•	our ability to retain key officers and personnel;

•	the expected cost of, and our ability to comply with, governmental regulations and self-regulatory organization standards, as well as standard regulations imposed by our customers applicable to our business;

•	risks associated with our international operations;

•	compliance with the U.S. Foreign Corrupt Practices Act or the U.K. Bribery Act;

•	risks associated with VTTI’s potential business activities involving countries, entities, and individuals subject to restrictions imposed by U.S. or other governments;

•	tax liabilities associated with indirect taxes on the products we service; and

•	other factors listed from time to time in the reports and other documents that we file with the SEC.

These and other forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in the reports we file with the SEC and that are incorporated in this prospectus by reference. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us and, therefore, involve a number of risks and uncertainties, including those risks discussed in the reports we file with the SEC. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

ABOUT VTTI ENERGY PARTNERS LP

We are a fee-based, growth-oriented publicly traded limited partnership formed on April 11, 2014 by VTTI, one of the world’s largest independent energy terminaling businesses, to own, operate, develop and acquire refined petroleum product and crude oil terminaling and related energy infrastructure assets on a global scale. In conjunction with our initial public offering (our “IPO”) on August 6, 2014, we acquired a 36.0% interest in VTTI Operating, which, as of December 31, 2015, owned a portfolio of 6 terminals with 396 tanks and 35.7 million barrels of refined petroleum product and crude oil storage capacity located in Europe, the Middle East, Asia, and North America. On July 1, 2015, we acquired an additional 6.6% economic interest in VTTI Operating and as of December 31, 2015 our interest in VTTI Operating was 42.6%. VTTI indirectly owns 20,125,000 subordinated units and, through its ownership of our general partner, all of our incentive distribution rights and a 2.0% general partner interest in us, represented by 821,429 general partner units.

The Partnership was formed under the laws of the Republic of the Marshall Islands and we maintain our principal executive offices at 25-27 Buckingham Palace Road, London, SW1W 0PP, United Kingdom. The Partnership’s telephone number at that address is +44 20 3772 0110. The Partnership’s agent for service of process in the United States is Watson Farley & Williams LLP. The address of Watson Farley & Williams LLP is 250 West 55th Street, New York, New York 10019.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus and any prospectus supplement, including those in “Item 3—Key Information—Risk Factors” in our 2015 Annual Report, as updated by annual and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, in evaluating an investment in the securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Except as otherwise provided in an applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for customary partnership purposes.

The actual application of proceeds we receive from any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

CAPITALIZATION

Information regarding our historical cash and capitalization as of December 31, 2015 is incorporated by reference herein from our 2015 Annual Report.

DESCRIPTION OF THE COMMON UNITS

A description of our Common Units can be found in our registration statement on the description of our Common Units which is contained in our registration statement on Form 8-A (File No. 001-36574), filed with the SEC on July 28, 2014, including any subsequent amendments or reports filed for the purpose of updating such description.

SUMMARY OF OUR PARTNERSHIP AGREEMENT

A copy of our partnership agreement is filed as an exhibit to the registration statement of which this prospectus is a part. A summary of the important provisions of our partnership agreement and the rights and privileges of our unitholders is included in our Annual Report on Form 20-F for the year ended December 31, 2015 and our registration statement on Form 8-A (File No. 001-36574), filed with the SEC on July 28, 2014, including any subsequent amendments or reports filed for the purpose of updating such description. Please read “Where You Can Find More Information.”

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

General

Rationale for Our Cash Distribution Policy

Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing our available cash (after deducting expenses, including maintenance and replacement capital expenditures and reserves) rather than retaining it. Because we believe we will generally finance any expansion capital expenditures from external financing sources, we believe that our investors are best served by our distributing all of our available cash. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including maintenance and replacement capital expenditures and reserves).

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our partnership agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our general partner to establish reserves and other limitations.

We will be subject to restrictions on distributions under the financing agreements relating to our credit facilities. Our financing agreements contain material financial tests and covenants that must be satisfied in order to pay distributions. If we are unable to satisfy the restrictions included in any of our financing agreements or are otherwise in default under any of those agreements, as a result of our debt levels or otherwise, we will not be able to make cash distributions to you, notwithstanding our stated cash distribution policy.

Although our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions contained therein requiring us to make cash distributions, may be amended. During the subordination period, with certain exceptions, our partnership agreement may not be amended without the approval of non-affiliated common unitholders. After the subordination period has ended, our partnership agreement can be amended with the approval of a majority of the outstanding common units.

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

Under Section 51 of the Marshall Islands Act, we may not make a distribution to you if the distribution would cause our liabilities, other than liabilities to partners on account of their partnership interest and liabilities for which the recourse of creditors is limited to specified property of ours, to exceed the fair value of our assets, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in our assets only to the extent that the fair value of that property exceeds that liability.

We may lack sufficient cash to pay distributions to our unitholders due to decreases in total operating revenues, decreases in terminaling services fees, increases in operating or general and administrative expenses, principal and interest payments on outstanding debt, taxes, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs.

Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable limited partnership and limited liability company laws in the Marshall Islands and other laws and regulations.

Distributions of Available Cash

General

Within 45 days after the end of each quarter, we distribute all of our available cash (defined below) to unitholders of record on the applicable record date.

Definition of Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of any subsidiaries we do not wholly own):

less, the amount of cash reserves (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) established by our general partner and our subsidiaries to:

provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);

comply with applicable law, any of our debt instruments or other agreements; and/or provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (except to the extent establishing such reserves would cause us to not be able to distribute the minimum quarterly distribution (plus any arrearage) for such quarter);

plus, if our general partner so determines, all cash on hand (including our proportionate share of cash on hand of any subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from (1) working capital borrowings made after the end of the quarter and (2) cash distributions received after the end of the quarter from any equity interest in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter. Working capital borrowings are generally borrowings that are made under a revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Minimum Quarterly Distribution

Common and subordinated unitholders are entitled under our partnership agreement to receive a quarterly distribution of at least $0.2625 per unit, or $1.05 per unit per year, to the extent we have sufficient cash on hand to pay the distribution after we establish cash reserves and pay fees and expenses. There is no guarantee that we will pay the minimum quarterly distribution on the common units and subordinated units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. We will be effectively prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is then existing, under our financing agreements.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either being paid from “operating surplus” or “capital surplus”. We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus

Operating surplus for any period generally means:

$32.0 million; plus

all of our cash receipts (including our proportionate share of cash receipts of any subsidiaries we do not wholly own) (provided that cash receipts from the termination of an interest rate, currency or commodity hedge contract prior to its specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedge contract), excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) capital contributions or (5) corporate reorganizations or restructurings; plus working capital borrowings (including our proportionate share of working capital borrowings for any subsidiaries we do not wholly own) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by any subsidiaries we do not wholly own), in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset (such as a terminal) in respect of the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by any subsidiaries we do not wholly own), in each case, to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap agreements), or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet; less all of our “operating expenditures” (which includes maintenance and replacement capital expenditures and is further described below) (including our proportionate share of operating expenditures by any subsidiaries we do not wholly own); less the amount of cash reserves (including our proportionate share of cash reserves for any subsidiaries we do not wholly own) established by our general partner to provide funds for future operating expenditures; less any cash loss realized on dispositions of assets acquired using investment capital expenditures; less all working capital borrowings (including our proportionate share of working capital borrowings by any subsidiaries we do not wholly own) not repaid within twelve months after having been incurred.

If a working capital borrowing, which increases operating surplus, is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

As described above, operating surplus includes a provision that will enable us, if we choose, to distribute as operating surplus up to $32.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long- term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus would be to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions or interest payments we receive from non-operating sources.

Operating expenditures generally means all of our cash expenditures, including but not limited to taxes, employee and director compensation, reimbursement of expenses to our general partner, repayment of working capital borrowings, debt service payments, payments made under any interest rate, currency or commodity hedge contracts (provided that payments made in connection with the termination of any hedge contract prior to the expiration of its specified termination date be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract) and maintenance and replacement capital expenditures (which are discussed in further detail under “—Capital Expenditures” below), provided that operating expenditures will not include:

deemed repayments of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;

payments (including prepayments and payment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

expansion capital expenditures or investment capital expenditures (which are discussed in further detail under “—Capital Expenditures” below);

payment of transaction expenses (including taxes) relating to interim capital transactions;

distributions to partners; or

repurchases of partnership interests (excluding repurchases we make to satisfy obligations under employee benefit plans).

Capital Expenditures

For purposes of determining operating surplus, capital expenditures are classified as either maintenance and replacement capital expenditures, expansion capital expenditures or investment capital expenditures. Maintenance and replacement capital expenditures are those capital expenditures required to maintain, over the long-term, the operating capacity of or the revenue generated by our capital assets.

Expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by our capital assets. To the extent, however, that capital expenditures associated with acquiring a new terminal or improving an existing terminal increase the revenues or the operating capacity of our terminals, those capital expenditures would be classified as expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance and replacement capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of equity securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

Examples of maintenance and replacement capital expenditures include capital expenditures associated with modifying an existing terminal or acquiring a new terminal, to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by our terminals. Maintenance and replacement capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights) to finance the acquisition or construction of a replacement terminal and paid in respect of the construction period. We define construction period as the period beginning on the date that we enter into a binding acquisition or construction contract and ending on the earlier of the date that the replacement terminal commences commercial service or the date that the replacement terminal is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity (including the amount of any incremental distributions made to the holders of our incentive distribution rights) will also be considered maintenance and replacement capital expenditures.

Definition of Capital Surplus

Capital surplus generally will be generated only by:

borrowings other than working capital borrowings;

sales of debt and equity securities; and

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $32.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

General

During the subordination period, which we define below, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.2625 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

Definition of Subordination Period

The subordination period will extend until the second business day following the distribution of available cash from operating surplus in respect of any quarter, ending on or after September 30, 2017, that each of the following tests are met:

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive non-overlapping four-quarter periods immediately preceding that date;

the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four- quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted weighted average basis during those periods; and

there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units.

If the unitholders remove our general partner without cause, the subordination period may end before September 30, 2017.

For purposes of determining whether the tests in the bullets above have been met, the three consecutive, non-overlapping four-quarter periods for which the determination is being made may include one or more quarters with respect to which arrearages in the payment of the minimum quarterly distribution on the common units have accrued, provided that all such arrearages have been repaid prior to the end of each such four-quarter period.

If the expiration of the subordination period occurs as a result of us having met the tests described above, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

Early Termination of Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day following the distribution of available cash in respect of any quarter, beginning with the quarter ending September 30, 2015, that each of the following tests is met:

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded $1.575 (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date;

the “adjusted operating surplus” (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (1) $1.575 (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units during those periods on a fully diluted basis, and (2) the corresponding distribution on the incentive distribution rights; and

there are no outstanding arrearages in payment of the minimum quarterly distributions on the common units.

Definition of Adjusted Operating Surplus

Adjusted operating surplus for any period generally means:

operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under “—Operating Surplus and Capital Surplus—Definition of Operating Surplus” above); less the amount of any net increase in working capital borrowings (including our proportionate share of any changes in working capital borrowings of any subsidiaries we do not wholly own) with respect to that period; less the amount of any net reduction in cash reserves for operating expenditures (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) over that period not relating to an operating expenditure made during that period; plus the amount of any net decrease in working capital borrowings (including our proportionate share of any changes in working capital borrowings of any subsidiaries we do not wholly own) with respect to that period; plus the amount of any net increase in cash reserves for operating expenditures (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) over that period required by any debt instrument for the repayment of principal, interest or premium; plus the amount of any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent period.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Distributions of Available Cash From Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

thereafter, in the manner described in “—General Partner Interest” and “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

thereafter, in the manner described in “—General Partner Interest” and “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest

Our partnership agreement provides that our general partner is currently entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest if we issue additional units. Our general partner’s 2.0% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2.0% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds all of our incentive distribution rights. The incentive distribution rights may be transferred separately from any other interests without a vote of our unitholders. Any transfer by our general partner of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

If for any quarter:

we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.301875 per unit for that quarter (the “first target distribution”);

second, 85.0% to all unitholders, pro rata, 2.0% to our general partner and 13.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.328125 per unit for that quarter (the “second target distribution”);

third, 75.0% to all unitholders, pro rata, 2.0% to our general partner and 23.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.393750 per unit for that quarter (the “third target distribution”); and

thereafter, 50.0% to all unitholders, pro rata, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights, pro rata.

The percentage interests set forth above assume that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Effect of Removal of Our General Partner on the Subordination Period

If the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

the subordination period will end and each subordinated unit will immediately convert into one common unit and will then participate pro rata with the other common units in distributions of available cash;

any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for that interest.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders, our general partner and the holders of the incentive distribution rights up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders, our general partner and the holders of the incentive distribution rights in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount”, until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders, our general partner and the holders of the incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner include its 2.0% general partner interest only and assume that our general partner has contributed any capital necessary to maintain its 2.0% general partner interest.

	Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distributions
		Unitholders	General Partner	Holders of IDRs
Minimum Quarterly Distribution	$0.2625	98.0%	2.0%	0.0%
First Target Distribution	up to $0.301875	98.0%	2.0%	0.0%
Second Target Distribution	above $0.301875 up to $0.328125	85.0%	2.0%	13.0%
Third Target Distribution	above $0.328125 up to $0.393750	75.0%	2.0%	23.0%
Thereafter	above $0.393750	50.0%	2.0%	48.0%

Our General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right of the holders of our incentive distribution rights to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. Our general partner’s right to reset the minimum quarterly distribution amount and the cash target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner’s board of directors, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. If at the time of any election to reset the minimum quarterly distribution amount and the cash target distribution levels our general partner and its affiliates are not the holders of a majority of the incentive distribution rights, then any such election to reset shall be subject to the prior written concurrence of our general partner that the conditions described in the immediately preceding sentence have been satisfied. The reset minimum quarterly distribution amount and cash target distribution levels will be higher than the minimum quarterly distribution amount and the cash target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset cash target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the cash target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the cash target distribution levels prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. We will also issue an additional amount of general partner units in order to maintain the general partner’s ownership interest in us relative to the issuance of the additional common units.

The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the cash target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. The issuance of the additional common units will be conditioned upon approval of the listing or admission for trading of such common units by the national securities exchange on which the common units are then listed or admitted for trading.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the cash target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

second, 85.0% to all unitholders, pro rata, 2.0% to our general partner and 13.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for that quarter;

third, 75.0% to all unitholders, pro rata, 2.0% to our general partner and 23.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for that quarter; and

thereafter, 50.0% to all unitholders, pro rata, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights, pro rata.

Assuming that it continues to hold a majority of our incentive distribution rights, VTTI will be entitled to cause the minimum quarterly distribution amount and the cash target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when the holders of the incentive distribution rights have received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that the holders of incentive distribution rights are entitled to receive under our partnership agreement.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

The partnership agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of the units, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the cash target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and the cash target distribution levels to zero, we will then make all future distributions 50.0% to the holders of units, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights (initially, our general partner). The 2.0% interests shown for our general partner assumes that our general partner maintains its 2.0% general partner interest.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and cash target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

the minimum quarterly distribution;

the cash target distribution levels; and

the initial unit price.

For example, if a two-for-one split of the common and subordinated units should occur, the minimum quarterly distribution, the cash target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine our subordinated units or subdivide our subordinated units, using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will apply the proceeds of liquidation in the manner set forth below.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price for our common units for the preceding 20 trading days (or the current market price) is greater than the sum of:

any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the current market price of our common units;

second, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the current market price of our common units; and

thereafter, 50.0% to all unitholders, pro rata, 48.0% to holders of incentive distribution rights and 2.0% to our general partner.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of our common units is equal to or less than the sum of:

any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation); and

thereafter, 50.0% to all unitholders, pro rata, 48.0% to holders of incentive distribution rights and 2.0% to our general partner.

The immediately preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of the material U.S. federal income tax consequences that may be relevant to prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to VTTI Energy Partners LP and our subsidiaries.

The following discussion applies only to beneficial owners of common units that own the common units as “capital assets” within the meaning of Section 1221 of the Code and does not comment on all U.S. federal income tax matters affecting us or our unitholders. Moreover, the discussion has only limited application to entities treated as partnerships for U.S. federal income tax purposes, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, non- U.S. persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable tax laws.

No ruling has been requested from the Internal Revenue Service (the “IRS”) regarding any matter affecting us or our unitholders. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and for incentive distributions to our general partner and, thus, will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

Election to Be Treated as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, (and subject to the discussion below in “—PFIC Status and Significant Tax Consequences—Taxation of U.S. Holders Making a Timely QEF Election”) U.S. Holders (as defined below) will not be directly subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common units that owns (actually or constructively) less than 10% of our equity and that is:

•	an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

Subject to the discussion below of the rules applicable to passive foreign investment companies (“PFICs”), any distributions to a U.S. Holder made by us with respect to our common units, generally, will constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a nontaxable return of capital to the extent of a U.S. Holder’s adjusted tax basis in the common units and thereafter as capital gain. U.S. Holders that are corporations, generally, will not be entitled to claim a dividends received deduction with respect to distributions they receive from us because we are not a U.S. corporation. Dividends received with respect to our common units, generally, will be treated as foreign source “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends received with respect to our common units by a U.S. Holder that is an individual, trust or estate, or a “U.S. Individual Holder,” generally, will be treated as “qualified dividend income,” which is taxable to such U.S. Individual Holder at preferential tax rates provided that: (1) our common units are readily tradable on an established securities market in the United States; (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under “—PFIC Status and Significant Tax Consequences”); (3) the U.S. Individual Holder has owned the common units for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (4) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our common units that are not eligible for these preferential rates will be taxed at ordinary income rates to a U.S. Individual Holder.

Special rules may apply to any amounts received in respect of our common units that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10% of a unitholder’s adjusted tax basis (or fair market value upon the unitholder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20% of a unitholder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion below of the rules applicable to PFICs, a U.S. Holder, generally, will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in its units, generally, will be the U.S. Holder’s purchase price for the units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as nontaxable returns of capital (as discussed above under “—Distributions”). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss, generally, will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

Medicare Tax on Net Investment Income

Certain U.S. Holders, including U.S. Individual Holders, will be subject to a 3.8% Medicare tax, or NIIT, on certain net investment income. For these purposes, net investment income, generally, includes dividends and capital gains realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder’s net investment income and (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

PFIC Status and Significant Tax Consequences

Adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our units, either:

•	at least 75% of our gross income (including the gross income of our subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains from the sale or exchange of investment property and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by us (including the assets of our subsidiaries) during such taxable year produce, or are held for the production of, passive income.

Income earned, or treated as earned (for U.S. federal income tax purposes), by us in connection with the performance of services would not constitute passive income. By contrast, rental income, generally, would constitute passive income unless we were treated as deriving that rental income in the active conduct of a trade or business under the applicable rules.

Based on our past, current and projected methods of operation we do not believe that we were, are or will be a PFIC for any taxable year. Our U.S. counsel, Latham & Watkins LLP, has concluded that the income our subsidiaries earn from certain of our terminal storage, terminal handling and related services should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that more than 25% of our gross income for each of our taxable years arose or will arise from such service activities, and that more than 50% of the average value of our assets for each such year was or will be attributable to assets held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these representations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC for any taxable year.

Distinguishing between arrangements treated as generating rental income, which may constitute passive income for purposes of determining our PFIC status, and those treated as generating services income, involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing our specific method of operation. Conclusions in this area therefore remain matters of interpretation. We have not and do not expect to seek a ruling from the IRS on the treatment of income generated from our terminal operations, and the opinion of our counsel is not binding on the IRS or any court. Thus, while the opinion of our counsel supports our position, it is possible that the IRS or a court could disagree with this position and the opinion of our counsel. In addition, although we intend to conduct our affairs in a manner designed to avoid being classified as a PFIC with respect to any taxable year, we cannot assure unitholders that the nature of our operations will not change in the future and that we will not become a PFIC in any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common units, as discussed below. If we are a PFIC, a U.S. Holder will be subject to the PFIC rules described herein with respect to any of our subsidiaries that are PFICs. However, the mark-to-market election discussed below will likely not be available with respect to shares of such PFIC subsidiaries. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such units owned by such holder will be treated as PFIC units even if we are not a PFIC in a subsequent year and, if the total value of all PFIC stock that such holder directly or indirectly owns exceeds certain thresholds, such holder must file an annual report with the IRS.

The PFIC rules are complex, and you are encouraged to consult your own tax advisor regarding the PFIC rules, including the annual PFIC reporting requirement.

Taxation of U.S. Holders Making a Timely QEF Election

If we were to be treated as a PFIC for any taxable year, and a U.S. Holder makes a timely QEF election, such holder hereinafter an “Electing Holder,” then, for U.S. federal income tax purposes, the Electing Holder must report as income for its taxable year its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder’s adjusted tax basis in the common units would be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed would result in a corresponding reduction in the Electing Holder’s adjusted tax basis in the common units and would not be taxed again once distributed. An Electing Holder, generally, would recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above. Although the QEF election is available with respect to subsidiaries, in the event we acquire or own a subsidiary in the future that is treated as a PFIC, no assurances can be made that we will be able to provide U.S. Holders with the necessary information to make the QEF election with respect to such subsidiary.

Taxation of U.S. Holders Making a Timely Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 with its U.S. federal income tax return. If that election is made, the U.S. Holder, generally, would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to- market” election for that year, such holder hereinafter a “Non-Electing Holder,” would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the portion of the Non-Electing Holder’s holding period for the common units before the taxable year) and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•	the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor, generally, would not receive a step-up in tax basis with respect to such units.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to as a Non-U.S. Holder. If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business. However, distributions paid to a Non-

U.S. Holder that is engaged in a U.S. trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of certain Non-U.S. Holders entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year of such disposition and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a U.S. Individual Holder of distributions or the proceeds of a disposition of common units will be subject to information reporting. These payments to a U.S. Individual Holder also may be subject to backup withholding if the U.S. Individual Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder, generally, may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

In addition, individual citizens or residents of the United States holding certain “foreign financial assets” (which, generally, includes stock and other securities issued by a foreign person unless held in an account maintained by a financial institution) that exceed certain thresholds (the lowest being holding foreign financial assets with an aggregate value in excess of: (1) $50,000 ($100,000 if you are married and file a joint return) on the last day of the tax year or (2) $75,000 ($150,000 if you are married and file a joint return) at any time during the tax year) are required to report information relating to such assets by filing IRS Form 8938. Significant penalties may apply for failure to satisfy the reporting obligations described above. Unitholders should consult their tax advisors regarding their reporting obligations, if any, that would result from their purchase, ownership or disposition of our units.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is based upon the opinion of Watson Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands and is applicable only to persons who are not citizens of, do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or our other subsidiaries will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering has been and will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to our common units.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each unitholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of such unitholder.

United Kingdom Tax Consequences

The following is a discussion of the material U.K. tax consequences that may be relevant to prospective unitholders who are not (and have not been) resident in the United Kingdom for U.K. tax purposes, or “non-U.K. Holders”.

Prospective unitholders who are (or have been) resident in the United Kingdom for U.K. tax purposes are urged to consult their own tax advisors regarding the potential U.K. tax consequences to them of an investment in our common units.

The discussion that follows is based upon existing U.K. legislation and current HM Revenue & Customs practice as of the date of this prospectus, both of which may change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences of unit ownership described below.

Taxation of Income and Disposals

We are not required to withhold U.K. tax when paying distributions to unitholders.

Under U.K. taxation legislation, non-U.K. holders will not be required to pay tax in the United Kingdom on income or profits, including chargeable (capital) gains, in respect of the acquisition, holding, disposition or redemption of the common units, provided that:

•	such holders do not use or hold and are not deemed or considered to use or hold their common units in the course of carrying on a trade, profession or vocation in the United Kingdom; and

•	such holders do not have a branch or agency or permanent establishment in the United Kingdom to which such common units are used, held or acquired.

We have obtained confirmation from HM Revenue & Customs that unitholders should not be regarded as carrying on a trade in the United Kingdom and should not be required to pay tax in the United Kingdom merely by virtue of ownership of our common units.

Stamp Taxes

No liability for stamp duty reserve tax should arise in connection with the issuance of units to unitholders or the transfer of units by unitholders.

Provided that the instrument of transfer is not executed in any part of the United Kingdom and does not relate to any property situated or to any matter or thing done or to be done in any part of the United Kingdom, no liabilities to U.K. stamp duty should arise in connection with the issue of units to unitholders or the transfer of units in our partnership.

Netherlands Tax Consequences

The following is a discussion of the material Netherlands tax consequences that may be relevant to prospective unitholders who are not and have not been resident of the Netherlands for Netherlands tax purposes and who are not subject to any Netherlands tax for any source or reason other than by virtue of their ownership of our common units.

Prospective unitholders who are, or have been, resident of the Netherlands for Netherlands tax purposes and/or subject to Netherlands tax for any source or reason other than by virtue of their ownership of our common units are urged to consult their own tax advisors regarding the potential Netherlands tax consequences to them of an investment in our common units.

The discussion that follows is based upon existing Netherlands legislation, case law and current Netherlands tax authorities’ practice and policy as of the date of this prospectus, both of which may change, possibly with retroactive effect. Changes in legislation, case law and the practice and policy of Netherlands tax authorities may cause the tax consequences to vary substantially from the consequences of unit ownership described below.

Distributions

We are not required to withhold Netherlands dividend withholding tax when making distributions to unitholders provided that the place of effective management of the following entities—VTTI Energy Partners GP LLC, VTTI Energy Partners LP and VTTI MLP Holdings Ltd—is not in the Netherlands for Netherlands tax purposes.

We have obtained an Advance Tax Ruling from the Netherlands tax authorities confirming that the place of effective management of these entities will be outside the Netherlands on the basis of our description of those entities’ envisaged organization, governance and management, as included in the ruling request. In addition, to comply with a condition of the Advance Tax Ruling we have informed the Netherlands tax authorities of relevant changes that have occurred since the receipt of the Advance Tax Ruling. Consequently, any distribution to unitholders should not be subject to the Netherlands dividend withholding tax. Please read “—Advance Tax Ruling”.

Taxation of Income and Disposition of Common Units

Under the Netherlands tax legislation, non-Netherlands resident unitholders will not be subject to tax in the Netherlands merely by virtue of their ownership of our common units. Consequently, under such circumstances, non-Netherlands resident unitholders will not be liable to any Netherlands taxation regarding the purchase, ownership or disposition of common units. Also, non-Netherlands resident unitholders are not required to file a Netherlands tax return in the Netherlands relating to their ownership of common units merely by virtue of their ownership of our common units. We have also obtained an Advance Tax Ruling from the Netherlands tax authorities confirming this tax treatment. Please read “—Advance Tax Ruling”.

Advance Tax Ruling

We concluded an Advance Tax Ruling with the Netherlands tax authorities with a term of five years starting from the day of the IPO and with an understanding to prolong the Advance Tax Ruling for another period of five years, unless the relevant facts and circumstances have changed or in case of a relevant amendment of the law.

The Advance Tax Ruling is a legally binding agreement between us and the Netherlands tax authorities. In the Advance Tax Ruling we obtained advance certainty from the Netherlands tax authorities that under the present Netherlands taxation legislation, and based on our description of the relevant facts and circumstances as included in the ruling request, non-Netherlands resident common unitholders will not be subject to Netherlands non-resident tax merely by virtue of their ownership of our common units. It has also been agreed that we are not required to withhold Netherlands dividend withholding tax on distributions made to unitholders provided that the place of effective management of the following entities—VTTI Energy Partners GP LLC, VTTI Energy Partners LP and VTTI MLP Holdings Ltd—is and will continue to be outside the Netherlands, which place of effective management has been confirmed to be outside the Netherlands on the basis of our description of those entities’ envisaged organization, governance and management as included in the ruling request.

In the Advance Tax Ruling, concluded on the basis of our description of the relevant facts and circumstances as included in the ruling request, we obtained advance certainty from the Netherlands tax authorities that under the present Netherlands taxation legislation dividend distributions and repayments of equity made by VTTI MLP B.V. to its shareholder VTTI MLP Holdings Ltd are exempt from the Netherlands dividend withholding tax and that any benefit, including capital gains and dividend income, derived from our operating subsidiaries by VTTI MLP B.V. should be exempt from the Netherlands taxation pursuant to the Netherlands participation exemption.

In the Advance Tax Ruling, concluded on the basis of our description of the envisaged organization, governance and management as included in the ruling request, we obtained advance certainty from the Netherlands tax authorities that we and our subsidiary VTTI MLP Holdings Ltd will not be regarded as Netherlands tax residents and, as a result, will not be subject to Netherlands corporate income tax.

In addition, to comply with a condition of the Advance Tax Ruling, we have informed the Netherlands tax authorities of relevant changes that have occurred since the receipt of the Advance Tax Ruling relating to our organization, governance and management.

PLAN OF DISTRIBUTION

The securities offered pursuant to this prospectus and any accompanying prospectus supplement may be sold in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of the above methods of sale.

The applicable prospectus supplement relating to the securities will set forth, among other things:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;

•	any securities exchanges on which the securities may be listed.

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name any agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with the underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific civil liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum compensation to be paid to underwriters participating in any offering made pursuant to this prospectus will not exceed 8% of the gross proceeds from that offering.

If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto. We may use electronic media, including the internet, to sell offered securities directly.

We may offer our common units into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of the directors and officers of our general partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of the directors and officers of our general partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, the directors or officers of our general partner, our general partner or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the Court of Chancery of the State of Delaware (or if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), unless otherwise provided for by Marshall Islands law, for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, our registered agent, to accept service of process on our behalf in any such action.

Watson Farley & Williams LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, our general partner or its directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner in original actions brought in the Marshall Islands, based on these laws.

The Partnership has been advised that there is uncertainty as to whether the courts of the United Kingdom would (1) recognize or enforce against us, our general partner or its directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner or its directors in original actions brought in the United Kingdom based on these laws.

LEGAL MATTERS

Unless otherwise stated in the applicable prospectus supplement, (a) the validity of the securities and certain other legal matters with respect to the laws of The Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson Farley & Williams LLP and (b) certain other legal matters will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated and combined carve-out financial statements of VTTI Energy Partners LP appearing in VTTI Energy Partners LP’s Annual Report (Form 20-F) for the year ended December 31, 2015 have been audited by Ernst & Young Accountants LLP, Boompjes 258, 3011 XZ Rotterdam, Netherlands, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated and combined carve-out financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, in connection with the issuance and distribution of the securities covered by this prospectus. All amounts are estimated, except the SEC registration fee and the FINRA fee.

SEC registration fee		$50,350
FINRA filing fee		75,500
NYSE listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing costs		*
Transfer agent fees and other		*
Miscellaneous		*

Total	$	*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

VTTI Energy Partners LP

5,250,000 Common units

Representing limited partner interests

J.P. Morgan

BofA Merrill Lynch

                    , 2016